                                                                   Exhibit 11


                   PPG INDUSTRIES, INC. AND SUBSIDIARIES

                 Computation of Earnings (Loss) Per Share

                                                Three Months Ended March 31
                                                    1994           1993


Income before cumulative effect of changes in
  methods of accounting.......................    $ 121.9        $ 110.1

Cumulative effect on prior years of changes in
  methods of accounting:
    Other postretirement and
      postemployment benefits.................         --         (363.2)
    Income taxes..............................         --           90.4

Net income (loss).............................    $ 121.9        $(162.7)

Weighted average number of shares
  of common stock outstanding.................      212.9          212.4

Weighted average number of shares
  of common stock outstanding and common
  stock equivalents...........................      215.9          214.0

Primary earnings (loss) per share:

  Income before cumulative effect of changes in
    methods of accounting.....................    $  0.57        $  0.52

  Cumulative effect on prior years of changes
    in methods of accounting:
      Other postretirement and
        postemployment benefits...............         --          (1.71)
      Income taxes............................         --           0.42

  Earnings (loss) per share...................    $  0.57        $( 0.77)


                                                                 Exhibit 11


                   PPG INDUSTRIES, INC. AND SUBSIDIARIES

                 Computation of Earnings (Loss) Per Share

                                (Continued)

                                                Three Months Ended March 31
                                                    1994           1993

Fully diluted earnings (loss) per share:

  Income before cumulative effect of changes
    in methods of accounting..................    $  0.56        $  0.51

  Cumulative effect on prior years of changes
    in methods of accounting:
      Other postretirement and
        postemployment benefits...............         --          (1.69)
      Income taxes............................         --           0.42

  Earnings (loss) per share...................    $  0.56        $ (0.76)


NOTES:

All per share data and numbers of shares have been restated to reflect the effects of the two-for-one stock split in the form of a 100% stock distribution which is payable June 10, 1994.

The common stock equivalents consist of the shares reserved for issuance under PPG's stock option plan and deferred under PPG's incentive compensation, management award, earnings growth and directors' retirement plans.

The fully diluted (loss) earnings per share calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than three percent.

All amounts are in millions except per share data.